EXHIBIT 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is entered into as of April 13 , 2025, by and between:

•	DLT Resolution Inc., a Nevada corporation publicly traded under the ticker “DLTI” (“DLT”), with its principal office at 5940 S. RAINBOW BLVD, STE 400-32132 LAS VEGAS NV 89118

•	DLT Global Motor LLC, a Wyoming limited liability company and wholly owned subsidiary of DLT (“DLTGM”);

•	Charles Brofman, an individual, and/or SJ Auto Trade LLC, a New York limited liability company and WEC International LLC a Florida limited liability company and Global Motor Trade International LLC a Delaware limited liability company hereinafter collectively referred to as “Brofman”;

•	Abdul Matin Moosa, an individual, and/or Global Motor Trade LLC, a Pennsylvania limited liability company and Global Motor Trade International LLC a Delaware limited liability company collectively referred to as “Moosa”.

Collectively referred to as the “Parties.”

RECITALS

WHEREAS, DLT seeks to establish and develop its international wholesale auto trade business through DLTGM;

WHEREAS, Brofman and Matin possess extensive experience and relationships in the auto trade industry, including securing suppliers, customers, licenses, insurance, financing and logistics; and

WHEREAS, the Parties wish to form a joint venture (“Joint Venture”) to leverage these skills and relationships to build DLTGM's operations, with Brofman and Moosa compensated via restricted DLT shares issued under an exemption from registration and profit sharing; and

WHEREAS, DLT wishes to license the trade name “Global Motor” from Brofman and Moosa, who control the common law trade names "Global Motor Trade" and “Global Motor Trade International”;

NOW, THEREFORE, the Parties agree as follows:

1. Purpose and Scope

1.1 The Joint Venture's purpose is to develop and operate an international wholesale auto trade business through DLTGM, focusing on sourcing and selling vehicles globally, with all assets and operations owned by DLTGM of the Joint Venture except as required to be assigned by a lending institution or factoring institution.

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1.2 Brofman and Moosa will establish infrastructure (e.g., suppliers, customers, licenses, insurance, logistics) and drive sales growth, utilizing their existing relationships for trade financing.

1.3 The Parties will collaborate to secure credit line facilities at the sole cost and expense of DLTGM for DLTGM to conduct and grow its business, with DLT retaining flexibility to leverage Joint Venture success for broader corporate objectives.

2. Roles and Responsibilities

2.1 DLT and DLTGM:

•	Provide operational support and oversight as the parent company and operating entity.

•	Issue rule 144 shares with a current market value of $0.0085 per share to Brofman and Moosa as outlined in Section 3, per their instructions, to be issued in accordance with their instructions immediately upon signing of this agreement.

•	Upon signing, issue DLT shares to Global Motor Trade LLC and Global Motor Trade International LLC as prepayment for a perpetual, non-exclusive license to use the trade name “Global Motor" subject to Section 3.1 and 3.2.

•	Manage vehicle purchasing, borrowing, and sales through DLTGM, subject to Joint Venture performance.

•	DLT, with Brofman and Moosa, will make best efforts to secure facility and financing for DLTGM's operations. In the event Brofman and Moosa utilize their existing credit facilities to establish financing for DLTGM, the cost of such financing each transaction shall be paid for from the gross proceeds of each transaction. If DLT provides secured funding at 14% annual interest (or as agreed in writing), for specific transactions repayable in priority upon customer payment from DLTGM's account with terms documented in separate promissory notes. Funding may roll over or be repaid at DLT's option.

2.2 Brofman and Moosa:

•	Install infrastructure (e.g., suppliers, customers, licenses, insurance, logistics) within 90 days of signing, with progress reports due monthly to DLT.

•	Build sales to meet milestones in Section 3.1, leveraging their expertise and best efforts in leveraging financing relationships.

•	Act as independent contractors, not employees, unless otherwise agreed.

•	Party or party's sit on DLTGM's management as Committee members (Section 5).

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3. Compensation

3.1 Stock Compensation: DLT will issue restricted shares of its common stock (ticker: DLTI) to Brofman and Matin (or their LLCs) under Section 4(a)(2) of the Securities Act of 1933 and/or Regulation D:

•	Upon Signing: 2,750,000 shares at a value of $0.008 / sh for the “Global Motor Trade” license, issued per Brofman/Moosa instructions,

•	In addition thereto the parties acknowledge that Brofman and Matin have previously received the following share allocations as an advance which at the time of issuance had a fair market value of .003 cents per share, for entering into this joint venture agreement as follows:

•	Moosa: 4,000,000 shares

•	Brofman: 2,013,000 shares

•	Milestone 1: Upon DLTGM achieving $2,500,000+ in gross monthly revenue with a 10%+ gross margin for three consecutive months -2,000,000 shares (split as directed by Brofman/Moosa).

•	Milestone 2: Upon DLTGM achieving $6,000,000+ in gross monthly revenue with a 10%+ gross margin for three consecutive months -2,000,000 shares (1,000,000 each).

•	All shares issued hereunder shall be “restricted shares” as defined under Rule 144 of the Securities Act of 1933, bearing appropriate restrictive legends. Such shares may not be sold, transferred, or otherwise disposed of in the public market unless (i) registered with the Securities and Exchange Commission (SEC) or (ii) an exemption from registration is confirmed in writing by DLT Resolution’s securities counsel. The parties acknowledge that the shares issued previously in the amounts of 4,000,000 and 2,013,000 had met the threshold time period for holding and that the Company will assist Brofman and Matin with a legal opinion in the removing the restriction.

3.2 Profit Sharing:

•	Brofman and Moosa (or their LLCs) receive 100% of DLTGM's first $300,000 in monthly net profits as cash compensation, paid monthly upon DLTGM's receipt of funds. Above $300,000, they receive an additional 35% of net profits, split equally unless otherwise agreed, also paid monthly. The Parties shall divide the net profits equally between them within 3 business days of the closing of each transaction. Brofman and Matin may assign these profit distributions as they may determine in their sole and absolute discretion.

•	“Net profits” means revenue minus direct costs of each transaction including but not limited to the following costs: shipping, trucking, insurance, banking fees for Letters of Credit, interest costs to a third party lender or to DLT whichever the case may be; commissions payable to a third party relative to each transaction, any import or export fees associated with the transaction that may be associated with each transaction and such other and further costs directly associated with a transaction that may occur calculated per GAAP.

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3.3 Verification: Milestones and profits will be audited by DLT's independent auditors, with records accessible to all Parties, who shall be approved for that purpose in advance by Brofman and Moosa.

3.4 DLTGM Banking: DLTGM shall open operating, funding, and escrow accounts at a U.S. bank, preferably where Brofman/Matin maintain corporate accounts.

4. Term and Termination

4.1 Term: Begins on signing and continues until terminated by mutual consent or under Section 4.2.

4.2 Termination:

•	By any Party with 60 days' written notice if a material breach occurs and remains uncured for 30 days.

•	Automatically if DLTGM dissolves or DLT ceases operations.

•	Upon termination, unpaid earned compensation is paid; unearned milestones are forfeited. Infrastructure (e.g., licenses, contracts) developed for DLTGM remains its property.

5. Governance

5.1 DLTGM's operations will be overseen by a committee of one DLT representative, Charles Brofman, and Abdul Matin Moosa (“Committee”). Day-to-day decisions require majority approval of the Committee.

5.2 Reserved Matters requiring DLT's written approval (not unreasonably withheld):

•	Financial commitments, expenditures, or borrowings over $50,000;

•	Material contracts over $100,000;

•	Annual budgets and significant deviations;

•	Hiring/terminating key personnel over $75,000 annually.

5.3 DLT, as DLTGM's sole owner, retains ultimate strategic authority and may override Committee decisions if they conflict with DLT's public company obligations or fiduciary duties, with written justification.

5.4 In no event may DLTGM accept transactions that are not originated by Brofman and Matin in the automotive export or import space without the express written consent of Brofman and Matin. Furthermore DLTGM may not hire any executive for the purposes of operating DLTGM without the express written consent of Brofman and Matin.

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6. Confidentiality

6.1 The Parties agree to keep proprietary information confidential, except as required by law or regulators (e.g., SEC).

7. Representations and Warranties

7.1 DLT represents it is a duly organized Nevada corporation and DLTGM a Wyoming LLC, with authority to issue shares.

7.2 Brofman and Matin represent they have the expertise and authority to perform, acknowledging the shares' restricted nature.

8. Financial and Operational Controls

8.1 Centralized Transactions: All Joint Venture transactions shall ultimately occur through DLTGM's designated bank account or as transactionally directed by the management committee. No funds shall flow through other entities or accounts without DLT's written consent, or as ensuring transparency, repayment and audit traceability. DLTGM acknowledges that funding institutions shall require that payment by customers be assigned directly to the funding institutions bank account and DLTGM consents to such arrangement.

8.2 Financing Repayment: Any Party providing secured funding, shall be repaid directly from DLTGM’s account upon receipt of customer payments, prior to any profit distributions, ensuring repayment certainty.

8.3 Purchase Order Policy: All purchase orders accepted by DLTGM must be accompanied by a non-refundable deposit of at least 20% of the purchase price, payable to DLTGM’s account. This deposit protects against potential losses if a transaction fails to complete, allowing DLTGM to liquidate assets quickly for cash flow purposes if necessary. Exceptions require DLT’s written approval.

9. Dispute Resolution

9.1 Disputes will be resolved via arbitration in Las Vegas], Nevada, under AAA rules.

10. Miscellaneous

10.1 Governing Law: Nevada law.

10.2 Amendments: Written consent of all Parties.

10.3 Entire Agreement: Supersedes prior agreements.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first written above.

DLT Resolution Inc.

By:	/s/ Drew Reid
Name:	Drew Reid
Title:	Executive Chairman, President & CEO

DLT Global Motor LLC

By:	/s/ Drew Reid
Name:	Drew Reid
Title:	Managing Member

Charles Brofman

Individually and on behalf of SJ Auto Trade LLC,

WEC International LLC and Global Motor Trade International LLC

By:	/s/ Charles Brofman

Abdul Matin Moosa

Individually and on behalf of Global Motor Trade LLC and

Global Motor Trade International LLC

By:	/s/ Abdul Matin Moosa

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